Exhibit 99.1

NEWS RELEASE	DATE: July 24, 2019

NASDAQ REPORTS SECOND QUARTER 2019 RESULTS;

DELIVERS STRONG GROWTH IN REVENUES FROM NON-TRADING BUSINESSES1

•	Second quarter 2019 net revenues[2] were $623 million. Revenues in the non-trading segments increased 10% versus the prior year period, primarily driven by organic growth.

•	The GAAP operating margin was 41% in the second quarter of 2019 versus 44% in the prior year period, while the non-GAAP operating margin[3] of 48% increased from 47% in the prior year period.

•

Second quarter 2019 GAAP diluted earnings per share was $1.04 compared to $0.97 in the second quarter of 2018. Second quarter non-GAAP diluted earnings per share totaled $1.22, an increase of 5% from the prior year period.

•

During the second quarter of 2019, the company returned $50 million to shareholders through its share repurchase program and paid dividends on its common stock in the aggregate of $77 million. In the first six months of 2019, the company returned $200 million through share repurchases and dividends.

•	The company also completed its multi-year de-leveraging initiative, and through a bond refinancing extended its debt maturities and lowered future interest expense.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the second quarter of 2019.

Second quarter 2019 net revenues were $623 million, up $8 million from $615 million in the prior year period. The increase in net revenues reflected a positive $24 million, or 4%, impact from organic growth and a positive $11 million impact from the inclusion of revenues from the acquisitions of Cinnober and Quandl, partially offset by a $17 million negative impact from divestitures and a $10 million unfavorable impact from changes in foreign exchange rates.

“Our solid second quarter 2019 results serve as an encouraging data point as we execute against our strategy to maximize the ways we deliver to our customers both in our marketplace core, as well as through our expanding technology and analytics offering,” said Adena Friedman, President and CEO, Nasdaq. “In particular, in the second quarter our foundational U.S. and Nordic equity marketplaces each delivered market share approaching multi-year highs, while 80% of U.S. issuers executing IPOs in the first half of 2019 selected Nasdaq as their listing venue. Meanwhile, our Market Technology, Information Services and Corporate Services segments continue delivering at or above their respective longer-term growth objectives.”

GAAP operating expenses were $367 million in the second quarter of 2019, an increase of $21 million from $346 million in the second quarter of 2018. The increase primarily reflects higher general, administrative and other expense and higher merger and strategic initiatives expense, partially offset by lower depreciation and amortization expense, compensation and benefits expense and professional fee expense.

Non-GAAP operating expenses were $322 million in the second quarter of 2019, a decrease of $3 million, or 1%, compared to the second quarter of 2018. This reflects an $8 million favorable impact from changes in foreign exchange rates and a $2 million decrease from the net impact of acquisitions and divestitures, partially offset by a $7 million organic expense increase.

[1]	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
[2]	Represents revenues less transaction-based expenses.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

“In the first half of 2019, we continued to execute against our capital plan, including investment in organic growth initiatives, completing the deleveraging to mid-2x EBITDA, and continuing our dividend and share repurchase activities,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “In addition, we continue to make good progress on the integrations of our recent acquisitions of Cinnober and Quandl.”

On a GAAP basis, net income in the second quarter of 2019 was $174 million, or diluted earnings per share of $1.04, compared to net income of $162 million, or $0.97 per diluted share, in the second quarter of 2018.

On a non-GAAP basis, net income in the second quarter of 2019 was $203 million, or $1.22 per diluted share, compared to $194 million, or $1.16 per diluted share, in the second quarter of 2018.

At June 30, 2019, the company had cash and cash equivalents of $333 million and total debt of $3,489 million, resulting in net debt of $3,156 million. This compares to total debt of $3,831 million and net debt of $3,286 million at December 31, 2018. As of June 30, 2019, there was $282 million remaining under the board authorized share repurchase program.

UPDATING 2019 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is updating its 2019 non-GAAP operating expense guidance to a range of $1,295 to $1,320 million. Nasdaq also expects its 2019 non-GAAP tax rate to be in the range of 26% to 27%.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues) - Net revenues were $227 million in the second quarter of 2019, down

$10 million, or 4%, when compared to the second quarter of 2018.

Equity Derivative Trading and Clearing (11% of total net revenues) - Net equity derivative trading and clearing revenues were $72 million in the second quarter of 2019, unchanged compared to the second quarter of 2018.

Cash Equity Trading (11% of total net revenues) - Net cash equity trading revenues were $66 million in the second quarter of 2019, down $5 million from the second quarter of 2018. The decrease primarily reflects a lower U.S. net capture rate compared to a particularly strong 2018 period, partially offset by higher U.S. market share. In addition, in Europe, lower industry trading volumes and an unfavorable impact from changes in foreign exchange rates were partially offset by a higher European net capture rate.

Fixed Income and Commodities Trading and Clearing (2% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $16 million in the second quarter of 2019, down $5 million from the second quarter of 2018. The decrease is primarily the result of a decline in revenues related to U.S. fixed income products due to lower market share and a decline in revenues in European commodities products due to lower volume.

[1]

U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Trade Management Services (12% of total net revenues) - Trade management services revenues were $73 million in the second quarter of 2019, unchanged compared to the second quarter of 2018.

Corporate Services (20% of total net revenues) - Revenues were $123 million in the second quarter of 2019, up $3 million, or 3%, compared to the second quarter of 2018.

Listing Services (12% of total net revenues) - Listing services revenues were $74 million in the second quarter of 2019, up $2 million from the second quarter of 2018. The change primarily reflects higher listings revenues due to an increase in the number of listed companies, partially offset by the run-off of fees earned from listing of additional shares and an unfavorable impact from changes in foreign exchange rates of $2 million.

Corporate Solutions (8% of total net revenues) - Corporate solutions revenues were $49 million in the second quarter of 2019, an increase of $1 million from the second quarter of 2018 primarily due to an increase in governance solutions revenues.

Information Services (31% of total net revenues) - Revenues were $194 million in the second quarter of 2019, up $19 million, or 11%, from the second quarter of 2018.

Market Data (16% of total net revenues) - Market data revenues were $100 million in the second quarter of 2019, up $2 million from the second quarter of 2018, primarily due to higher U.S. tape revenues.

Index (9% of total net revenues) - Index revenues were $55 million in the second quarter of 2019, up $5 million from the second quarter of 2018, primarily driven by higher licensing revenue from futures trading linked to the Nasdaq 100 Index and higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes.

Investment Data & Analytics (6% of total net revenues) - Investment data & analytics revenues were $39 million in the second quarter of 2019, up $12 million from the second quarter of 2018 primarily due to an increase in eVestment revenues resulting from a $7 million purchase price adjustment on deferred revenue in the second quarter of 2018 and organic growth, as well as a $1 million impact from the acquisition of Quandl.

Market Technology (13% of total net revenues) - Revenues were $79 million in the second quarter of 2019, up $13 million, or 20%, from the second quarter of 2018. The increase is primarily due to the impact of the acquisition of Cinnober, which added $10 million in revenues, or 15%, and organic growth of $6 million, or 9%, partially offset by an unfavorable impact from changes in foreign exchange rates of $3 million, or 4%. The organic growth was primarily driven by an increase in the size and number of software delivery projects and an increase in software as a service surveillance revenues.

CORPORATE HIGHLIGHTS

•

Nasdaq continues to see strong client traction in its Market Technology segment. Market technology annualized recurring revenue[1], or ARR (a new Nasdaq metric to increase the transparency of the company’s SaaS and recurring revenues), totaled $247 million in the second quarter of 2019, an increase of 16% year over year. New order intake totaled $46 million during the second quarter of 2019, and included new customer mandates such as a full central securities depository solution for Caja de Valores S.A., Argentina’s central securities depository, and a cloud deployed matching engine for Football Index, a UK based marketplace. Nasdaq also continued to realize strong growth in its SMARTS surveillance business.

•

Index revenues set a new quarterly record, while ETP assets under management tracking Nasdaq indexes increased 9% year over year. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families totaled $203 billion as of June 30, 2019, up 9% compared to June 30, 2018. The June 30, 2019 total AUM included $88 billion, or 43%, tracking smart beta indexes.

•

Nasdaq’s Market Services segment maintains strong competitive positioning and executed a new record closing cross related to the June Russell index rebalancing. In the second quarter of 2019, the combined U.S. equities matched market share executed on Nasdaq’s exchanges totaled 20.1%[2], while market share in the Nordic markets totaled 70.3%. In June 2019, Nasdaq’s Closing Cross set a record for number of shares traded during the 2019 Russell U.S. indexes annual reconstitution, including 1.28 billion shares representing $42.6 billion in value, all of which was executed in 1.14 seconds.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during the first half of 2019 with an 80% win rate. In the U.S. market, The Nasdaq Stock Market welcomed 81 new listings in the second quarter of 2019, including 60 IPOs. The U.S. IPO win rate totaled 75% during the second quarter of 2019 and 80% during the first six months of 2019. Highlights from the second quarter included IPOs from Tradeweb Markets, Zoom Video Communications, Change Healthcare, CrowdStrike and Adaptive Biotechnologies as well as the listing switch of Zovio to The Nasdaq Stock Market. Nasdaq’s Nordic, and Baltic exchanges and Nasdaq First North added 19 new listings, including 14 IPOs, bringing total Nordic-listed companies at June 30, 2019 to 1,029, an increase of 2% from June 30, 2018.

•

Nasdaq continues its efforts to modernize U.S. equities capital markets. Following on Nasdaq’s publication of TotalMarkets: Blueprint for a Better Tomorrow, which proposes reforms to modernize U.S. capital markets regulations that benefit all investors and issuers, the company is proposing additional changes to help main street investors. The proposed changes pertain to definitions of users of market data for products regulated by the Securities and Exchange Commission in order to modernize the distinction between professional and non-professional investors and also help alleviate industry compliance burdens.

•

Nasdaq is advocating for corporate issuers and sustainability-focused investors through the launch of a new global environment, social and governance (ESG) reporting guide. In May 2019, Nasdaq published its first “Global” ESG reporting guide to support public and private companies, which explains the most critical third-party reporting methodologies being adopted by the industry. This resource aims to help companies navigate evolving standards on ESG disclosure practices.

[1]

Annualized Recurring Revenue (ARR) for a given quarter is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[2]

In the second quarter of 2019, the combined U.S. cash equities matched market share executed on Nasdaq’s exchanges consisted of 17.5% at The Nasdaq Stock Market, 1.8% at Nasdaq BX and 0.8% at Nasdaq PSX.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 4,000 total listings with a market value of approximately $14 trillion. To learn more, visit: https://new.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Revenues:
Market Services	$665	$638	$649
Transaction-based expenses:
Transaction rebates	(331)	(331)	(308)
Brokerage, clearance and exchange fees	(107)	(74)	(104)

Total Market Services revenues less transaction-based expenses	227	233	237
Corporate Services	123	121	120
Information Services	194	193	175
Market Technology	79	77	66
Other Revenues	—	10	17

Revenues less transaction-based expenses	623	634	615

Operating Expenses:
Compensation and benefits	169	175	173
Professional and contract services	30	37	34
Computer operations and data communications	33	33	30
Occupancy	24	24	23
General, administrative and other	40	16	25
Marketing and advertising	10	10	10
Depreciation and amortization	48	48	53
Regulatory	8	7	8
Merger and strategic initiatives	5	9	(10)

Total operating expenses	367	359	346

Operating income	256	275	269
Interest income	3	3	2
Interest expense	(31)	(37)	(37)
Net gain on divestiture of businesses	—	27	41
Other investment income	1	—	8
Net income from unconsolidated investees	10	45	5

Income before income taxes	239	313	288
Income tax provision	65	66	126

Net income attributable to Nasdaq	$174	$247	$162

Per share information:
Basic earnings per share	$1.05	$1.49	$0.98

Diluted earnings per share	$1.04	$1.48	$0.97

Cash dividends declared per common share	$0.47	$0.44	$—

Weighted-average common shares outstanding for earnings per share:
Basic	165.6	165.3	165.7
Diluted	167.0	167.0	167.4

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$203	$193	$201
Transaction-based expenses:
Transaction rebates	(119)	(113)	(119)
Brokerage, clearance and exchange fees	(12)	(8)	(10)

Total net equity derivative trading and clearing revenues	72	72	72
Cash Equity Trading Revenues	372	352	351
Transaction-based expenses:
Transaction rebates	(211)	(217)	(187)
Brokerage, clearance and exchange fees	(95)	(66)	(93)

Total net cash equity trading revenues	66	69	71
Fixed Income and Commodities Trading and Clearing Revenues	17	20	24
Transaction-based expenses:
Transaction rebates	(1)	(1)	(2)
Brokerage, clearance and exchange fees	—	—	(1)

Total net fixed income and commodities trading and clearing revenues	16	19	21
Trade Management Services Revenues	73	73	73

Total Net Market Services revenues	227	233	237

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	49	50	48
Listings Services revenues	74	71	72

Total Corporate Services revenues	123	121	120

INFORMATION SERVICES REVENUES
Market Data revenues	100	100	98
Index revenues	55	54	50
Investment Data & Analytics revenues	39	39	27

Total Information Services revenues	194	193	175

MARKET TECHNOLOGY REVENUES	79	77	66
OTHER REVENUES	—	10	17

REVENUES LESS TRANSACTION-BASED EXPENSES	$623	$634	$615

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$333	$545
Restricted cash	30	41
Financial investments, at fair value	259	268
Receivables, net	415	384
Default funds and margin deposits	3,161	4,742
Other current assets	165	390

Total current assets	4,363	6,370
Property and equipment, net	390	376
Goodwill	6,382	6,363
Intangible assets, net	2,304	2,300
Operating lease assets	365	—
Other non-current assets	328	291

Total assets	$14,132	$15,700

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$149	$198
Section 31 fees payable to SEC	170	109
Accrued personnel costs	119	199
Deferred revenue	333	194
Other current liabilities	132	253
Default funds and margin deposits	3,161	4,742
Short-term debt	467	875

Total current liabilities	4,531	6,570
Long-term debt	3,022	2,956
Deferred tax liabilities, net	510	501
Operating lease liabilities	343	—
Other non-current liabilities	175	224

Total liabilities	8,581	10,251

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,713	2,716
Common stock in treasury, at cost	(327)	(297)
Accumulated other comprehensive loss	(1,666)	(1,530)
Retained earnings	4,829	4,558

Total Nasdaq stockholders’ equity	5,551	5,449

Total liabilities and equity	$14,132	$15,700

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
U.S. GAAP net income attributable to Nasdaq	$174	$247	$162
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	28
Merger and strategic initiatives (2)	5	9	(10)
Net income from unconsolidated investee (3)	(9)	(45)	(4)
Extinguishment of debt (4)	11	—	—
Net gain on divestiture of businesses (5)	—	(27)	(41)
Other	3	2	3

Total non-GAAP adjustments	36	(35)	(24)
Non-GAAP adjustment to the income tax provision (6)	(7)	(4)	15
Excess tax benefits related to employee share-based compensation (7)	—	(4)	—
Reversal of Swedish tax benefits (8)	—	—	41

Total non-GAAP adjustments, net of tax	29	(43)	32
Non-GAAP net income attributable to Nasdaq	$203	$204	$194
U.S. GAAP diluted earnings per share	$1.04	$1.48	$0.97
Total adjustments from non-GAAP net income above	0.18	(0.26)	0.19

Non-GAAP diluted earnings per share	$1.22	$1.22	$1.16

Weighted-average diluted common shares outstanding for earnings per share:	167.0	167.0	167.4

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above. The credit balance in merger and strategic initiative expense in the second quarter of 2018 relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these costs have been included as a deduction to the gain on the sale of these businesses.

(3)

In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan. Following the disapproval of the OCC capital plan, OCC suspended customer rebates and dividends to owners, including the unpaid dividend on 2018 results which Nasdaq expected to receive in March 2019. As a result, in March 2019, we recognized $36 million of income relating to our share of OCC’s net income for the year ended December 31, 2018 in addition to our share of OCC’s first quarter 2019 net income of $9 million. For the three months ended June 30, 2019, we recognized our share of OCC’s second quarter 2019 net income of $9 million and for the three months ended June 30, 2018 we recognized our share of OCC’s net income of $4 million. We will continue to exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment will vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(4)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

In March 2019, we completed the sale of the BWise enterprise governance, risk and compliance software platform. For the three months ended March 31, 2019, we recognized a pre-tax gain of $27 million, net of disposal costs ($20 million after tax). In April 2018, we completed the sale of the Public Relations Solutions and Digital Media Services businesses and we recognized a pre-tax gain on the sale of $41 million ($19 million after tax), net of certain transaction related costs recognized during the first half of 2018.

(6)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment and for the three months ended March 31, 2019, a tax benefit of $10 million related to capital distributions from the OCC and a reversal of a previously accrued tax penalty in Finland. See footnote 3 above for further discussion of the capital distribution from the OCC.

(7)	Excess tax benefits related to employee share-based compensation reflect the recognition of income tax effects of share-based awards when awards vest or are settled.
(8)

For the three months ended June 30, 2018, we recorded a reversal of previously recognized Swedish tax benefits, due to unfavorable court rulings received by other Swedish entities during the three months ended June 30, 2018, the impact of which relates to prior periods.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
U.S. GAAP operating income	$256	$275	$269
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	28
Merger and strategic initiatives (2)	5	9	(10)
Extinguishment of debt (3)	11	—	—
Other	3	2	3

Total non-GAAP adjustments	45	37	21

Non-GAAP operating income	$301	$312	$290

Revenues less transaction-based expenses	$623	$634	$615
U.S. GAAP operating margin (4)	41%	43%	44%
Non-GAAP operating margin (5)	48%	49%	47%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above. The credit balance in merger and strategic initiative expense in the second quarter of 2018 relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these costs have been included as a deduction to the gain on the sale of these businesses.

(3)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(4)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(5)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
U.S. GAAP operating expenses	$367	$359	$346
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(26)	(28)
Merger and strategic initiatives (2)	(5)	(9)	10
Extinguishment of debt (3)	(11)	—	—
Other	(3)	(2)	(3)

Total non-GAAP adjustments	(45)	(37)	(21)

Non-GAAP operating expenses	$322	$322	$325

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above. The credit balance in merger and strategic initiative expense in the second quarter of 2018 relates to the reclass of costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these costs have been included as a deduction to the gain on the sale of these businesses.

(3)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	17.3	17.3	17.0
Nasdaq PHLX matched market share	16.0%	16.0%	15.6%
The Nasdaq Options Market matched market share	8.9%	9.2%	9.2%
Nasdaq BX Options matched market share	0.2%	0.3%	0.4%
Nasdaq ISE Options matched market share	9.3%	8.6%	8.6%
Nasdaq GEMX Options matched market share	3.9%	4.1%	4.5%
Nasdaq MRX Options matched market share	0.2%	0.2%	0.1%

Total matched market share executed on Nasdaq’s exchanges	38.5%	38.4%	38.4%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	384,692	353,454	365,204

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.93	7.52	6.86
Matched share volume (in billions)	87.7	90.6	83.8
The Nasdaq Stock Market matched market share	17.5%	16.8%	15.2%
Nasdaq BX matched market share	1.8%	2.2%	3.1%
Nasdaq PSX matched market share	0.8%	0.7%	0.8%

Total matched market share executed on Nasdaq’s exchanges	20.1%	19.7%	19.1%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	29.9%	29.9%	33.4%

Total market share(2)	50.0%	49.6%	52.5%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	581,987	574,195	623,555
Total average daily value of shares traded (in billions)	$4.6	$5.1	$5.8
Total market share executed on Nasdaq’s exchanges	70.3%	66.8%	66.9%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$2,921	$2,715	$4,134
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	126,323	116,262	124,539
Commodities
Power contracts cleared (TWh) (3)	170	250	305

Corporate Services
Initial public offerings
The Nasdaq Stock Market	60	37	56
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	14	4	22
Total new listings
The Nasdaq Stock Market(4)	81	59	89
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	19	9	29
Number of listed companies
The Nasdaq Stock Market(6)	3,080	3,059	3,004
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	1,029	1,018	1,008

Information Services
Number of licensed exchange traded products (ETPs)	341	346	347
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$203	$196	$187

Market Technology
Order intake (in millions)(8)	$46	$54	$64
Annualized recurring revenues (in millions) (9)	$247	$236	$213

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 374 ETPs as of June 31, 2019, 388 ETPs as of March 31, 2019 and 380 ETPs as of June 30, 2018.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.